Exhibit 10.91

September 5, 2012

Eno Research and Consulting Services, LLC

P.O. Box 340

Hillsborough, NC 27278

Attn:   Dr. James Flowers

             President & Chief Scientific Officer

Dear Dr. Flowers:

This letter agreement is intended to memorialize the understanding and agreement by and between VG Energy, Inc., a Delaware corporation and a subsidiary of Viral Genetics, Inc. ("VGE"), and Eno Research & Consulting Services, LLC, a North Carolina limited liability company acting through its division, Eno Research Chemicals & Custom

Synthesis Group ("Eno").

That understanding and agreement is as follows:

1.	Eno and VGE hereby agree that Eno shall provide certain Custom Synthetic, Packaging and Distribution/Fulfillment services to VGE in accordance with and pursuant to the attached Terms and Conditions (the "Terms and Conditions"). The Terms and Conditions are incorporated herein by reference and shall constitute an integral park of this letter agreement.

2.	Promptly after the execution and delivery of this letter agreement and the payment by VGE of the retainer/deposit contemplated by Section 3 of the Terms and Conditions, Eno and VGE shall agree on a schedule for the production and deliver of the synthetic Sodium Oxamate.

3.	As outlined in the existing Confidentiality - Non-Compete - Non-Circumvent Agreement (the "NDA") between Eno and VGE, Eno acknowledges an understanding of VGE's Intellectual Property ("IP") surrounding the use of Sodium Oxamate within the scope of Lipid Trigger mechanisms Eno further acknowledges and agrees that this letter agreement shall govern the manufacturing, packaging and distribution of Sodium Oxamate by Eno for VGE to market for the purpose of commercializing this IP. Eno will not knowingly produce Sodium Oxamate for any other person or entity for any use protected by VGE IP and/or patents and will exercise due diligence and will use all best efforts to prevent any such violation of VGE's IP. This agreement does not include the manufacture of Sodium Oxamate by Eno to be used for any other purpose other than what is described or prohibited by this letter agreement.

4.	This letter agreement may not be assigned by either party without the prior written consent of the other party. This letter agreement shall be binding upon and inure to the benefit of teach of Eno and VGE and their respective successors and permitted assigns.

5.	This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to agreements made and to be performed therein, without reference or regard to any of its conflicts or choice of law principles which could result in the application of the laws of another jurisdiction.

6.	This letter agreement may not be amended, modified or waived, except by an instrument in writing signed by each of Eno and VGE. This letter agreement, together with the Terms and Conditions and the NDA, constitutes the entire understanding and agreement between Eno and VGE with respect to the subject matter hereof (whether written or oral), and it supersedes in their entirety all prior and/or contemporaneous understandings and agreements with respect to such subject matter, all of which are merged herein.

7.	This letter agreement may be executed in multiple counterparts, each of which shall constitute an original and all of which, when take together, shall constitute one and the same document and agreement. Facsimile signatures and copies of this agreement shall be deemed to be valid and legal for all purposes.

Please evidence the agreement and concurrence of Eno to this letter agreement, by executing and returning the attached counterpart of this letter agreement.

Very truly yours,

VG Energy, Inc.

By: /s/ Haig Keledjian

Name: Haig Keledjian

Title: President

Date: 9/12/2012

Accepted and Agreed

Eno Research & Consulting Services, LLC

By: /s/ James L. Flowers

Name: James L. Flowers

Title: President & Chief Scientific Officer

Date: September 5, 2012

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TERMS AND CONDITIONS

This offer for custom synthetic and packaging services, made by Eno Research & Consulting Services, LLC ("Eno") to Viral Genetics Energy, Inc. ("VGE"), is subject to the following terms and conditions:

1.      The compound Sodium Oxamate will be produced by Eno Research Chemicals & Custom Synthesis Group, a division of Eno Research & Consulting Services, LLC, and will be produced using cGMP standards but are not intended for direct human consumption. Since no specification for the product containers or closures were provided, the product will be packed in industry-standard, size-appropriate "widemouth"-style HDPE containers with a lined, screw-cap type closure. Label designs will be finalized and submitted to Haig at VGE within ten days of contract execution. Any stylistic or content revisions to the label must be returned to Eno within the ten days following to prevent possible production delays resulting from delayed printing.

2.      Estimated time of delivery will be 3-5 weeks from execution of agreement and payment of 50% deposit. However, this is to be considered a binding estimate, not a guarantee. All custom synthetic projects carry some uncertainty, and while we have conditions for this particular synthesis established in our manufacturing facility and appropriate SOP's prepared for it's production, analysis and packaging, this project also involves placing orders for components, packaging and ingredients — all of which are currently readily available but availability can change at any time between now and initiation of the project. Best efforts will he utilized to maintain this schedule and full consideration has been made for: (1) the custom printed labels — which necessarily includes preparation and production time plus delivery time; (2) the packaging components — we are using standard stock-type components but could require shipping and might unexpectedly go on backorder: and (3) time for delivery of finished goods. However, unforeseen synthetic difficulties occasionally arise on larger magnitude scaleup of a project such as this, as do interruptions in supply and delivery chains. In the unlikely event this should occur, Eno will notify VGE of any anticipated delay within 24 business hours of Eno becoming aware of the possible or impending delay, and will make every reasonable effort to keep any such delay to a minimum. Eno will inform VGE of updated timetables.

3.      As requested, Eno agrees to produce fifty 10g units at a cost of $10,300, or $206 each, and five 500g units at a cost of $8,750, or $1750 each. This price quote for the described units is good until September 30, 2012 and has been calculated at a "Bulk Discount" rate, based on the assumption of significant increases in sales volume after launch. For future orders of the same unit sizes and quantities, the pricing shall remain the same as quoted unless costs associated with producing these units change, resulting in a need for adjustment to pricing. Eno will notify VGE, in writing, of any changes in pricing structure as soon as practical after such need has been determined. Reasonable efforts will be made to give VGE at least two weeks notice of any pricing changes taking effect, unforeseeable market fluctuations excepted. If the unit size and/or quantity requested changes, Eno will negotiate in good faith with VGE to establish pricing for the new units or quantities to remain in keeping with the established price structure. All syntheses will be done at cGMP standards and all analyses to cGLP standards. No work proposed under this agreement will commence prior to receipt of the prior agreed-to 50% retainer/deposit. Payment of this deposit and signatures accepting these terms and conditions shall constitute execution of the agreement. The balance due for the synthetic and packaging portion of the project shall be paid upon completion of project but prior to shipment of finished products.

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4.    All products will be fully characterized and analytically verified by multinuclear NMR, HPLC, mass spectrometry and/or elemental analyses. Copies of said analyses will be made available upon request. An MSDS, Certificate of Analysis and a Certificate of Origin will be provided for all products synthesized, packaged or shipped by Eno.

5.    Recommended storage and handling instructions for each compound produced, packaged or shipped by Eno will be included along with the product when shipped to either VGE or its designee(s) and/or consumers. The liability of Eno under this agreement shall be limited to replacement of the product should it arrive in unusable condition due to shipping errors and/or handling mishaps, but not for product mishandled or improperly stored by end users, other warehouse sites or distributors.

7.    By purchasing this service, VGE implies that its representatives, employees and/or their designee(s) are properly trained in the care and handling of such products. In addition, VGE agrees to allow only those with appropriate training to handle and use these products and will store them in a safe and environmentally sound manner.

8.    Eno also agrees to negotiate in good faith a distribution and fulfillment contract with VGE using standard industry terms and costs, to facilitate delivery of this product to VGE's intended consumers Final pricing will he determined by combining Handling Charges (defined as the cost of labor time and shipping/packing materials) with the Shipping Charges, as calculated by an appropriate API module (USPS, FedEx or UPS) which is to be inserted into the VGE sales/checkout web page. These fees will be collected from the consumer by VGE and paid to Eno on a weekly to bi-weekly basis, depending on Sales Volume.

Handling Charges Estimate

For one single shipping cartons per order:

$4.83 per Small-1, Small-2 or Medium-1 shipping cartons

$6.77 per Medium-2, Medium-3 or Medium-4 shipping cartons

$7.31 per Large-1 and above shipping cartons

For multiple shipping cartons per order:

$2.21 for each additional Small-1, Small-2 or Medium-1 shipping carton

$3.90 for each additional Medium-2, Medium-3 or Medium-4 carton

$4.51 for each additional Large-1 and above carton

Freight or pallet quantity orders will be addressed individually, as-needed.

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9.      Eno and its employees will be available to VGE for contract consulting on regulatory and manufacturing matters related to the manufacture, packaging and distribution of Sodium Oxamate, as might be required by VGE, with a schedule of rates to be negotiated in good faith based on prevailing rates at the time of service.

10.      Eno also agrees to assume the role of "Contract Manufacturing Facility" for VGE on an on-going basis, if desired, needed and/or requested by VGE, upon mutual agreement of terms to he negotiated in good faith at the time services are requested.

11.      Any payment to Eno shall be made via bank wire, transfer or ACH transfer to the account designated by Eno, unless otherwise arranged in advance. Should payment by check be made, up to ten (10) business days may be required before payment is "posted" as credit to VGE's account, depending on bank regulations and processing times.

12.      All questions and comments should be addressed to Dr. James Flowers, the President & Chief Scientific Officer of Eno Research & Consulting Services, LLC, by telephone at 919-521-5884 (office), 919-904-0783 (mobile), or 919-636-0064 (personal/after hours); or by mail at P.O. Box 340, Hillsborough, NC 27278.

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